EXHIBIT 10.3

RESEARCH & DEVELOPMENT AND MANUFACTURING AGREEMENT

This Research & Development and Manufacturing Agreement (“Agreement”) is entered into as of September 6, 2023 (“Effective Date”) by and between Allure Labs, LLC, a Delaware limited liability company having its principal place of business at 30901 Wiegman Road, Hayward, California 94544 (“Allure”), on the one hand, and Elevai Labs, Inc., a Delaware corporation having its principal place of business at 120 Newport Center Drive, Ste. 250, Newport Beach, CA 92660 (“Elevai” or “Customer”), on the other hand (each, a “Party” or collectively, the “Parties”).

RECITALS

1.
Allure is in the business of developing, formulating and manufacturing personal care products.
2.
Customer is in the business of formulating, marketing and distributing personal care products and owns certain product formulas.
3.
The Parties desire to enter into this Agreement regarding: (1) Customer’s request for product research and development (“R&D”) services from Allure, (2) Customer’s purchase from Allure of certain goods listed on Schedule A as amended from time to time (“Products”) and (3) and the supply of exosomes by Elevai to Allure.
4.
The Parties intend that the terms of this Agreement shall apply to the manufacture and sale of all Products and R&D services to Customer and the supply of exosomes by Elevai to Allure.

NOW THEREFORE, in consideration of the recitals set forth above and the covenants set forth in this Agreement, the Parties hereto do hereby agree as follows:

AGREEMENT

1.
RESEARCH & DEVELOPMENT
1.1.
R&D Services. Upon request of Customer, Allure shall provide R&D services (“R&D Services”) to Customer at Allure’s standard charges listed in Schedule D. Allure shall provide 30 days’ notice to Customer of changes to Schedule D pricing. R&D Services include but are not limited to research and development for new or modified products that may become Products, and Good Manufacturing Practices and other required testing associated with the manufacture of the Products. Allure will provide a not-to-exceed price for each request of Customer. Fifty percent (50%) of the charges for R&D Services must be paid for in advance by Customer before services will be performed and the remainder shall be paid within ten (10) business days following completion of the R&D Services.
1.2.
Exclusions. R&D Services specifically exclude any product safety testing. Customer is solely responsible for all product safety testing, including but not limited to SPF factor test(s), repeat insult patch test(s) (RIPT), toxicology test(s), dermal test(s), ophthalmologic safety test(s), Preservative Efficacy Test(s) (PET), and Micro Limit Test(s) (MLT). Customer shall provide Allure with copies of the results of such product safety testing. In addition, Customer is responsible for the accuracy of their marketing and compliance with all laws and regulations with respect to any region or country in which the product(s) is sold.
1.3.
R&D Requests. Customer may request Allure to perform R&D Services for products using Allure’s standard Product Development Request (“PDR”) form. Such PDR may be for Allure to perform R&D Services in accordance with Customer’s specifications, such as raw material specifications, manufacturing or testing procedures. No PDR is accepted and binding upon Allure until Allure’s acceptance thereof by written confirmation. Any terms or conditions in a PDR additional to or inconsistent with or in conflict with this Agreement are expressly rejected and not accepted by Allure. Upon acceptance in writing by Allure of any PDR, the PDR shall be deemed incorporated into this Agreement as Schedule C.
1.4.
Ownership of Product Formula(s). Allure and Customer agree that prior to manufacturing any product for sale by Customer, Schedule A herein will be updated and signed by each party, identifying the owner of the formula for each product using the categories below:
1.4.1.
New Joint Products. At Customer’s request, Allure and Customer will collaborate to create new product formulas exclusively for sale by Customer, each a “New Joint Product”. At Customer’s request, Allure agrees to transfer its entire ownership of a formula (including, without limitation, all Intellectual Property (as defined below) rights associated therewith or incorporated therein) to Customer at a cost of $25,000 per product formula.
1.4.2.
Allure Products. All formulas developed by Allure as of the Effective Date, and all future formulas developed by Allure, in each case independently of this Agreement are the property of Allure (“Allure Products”).

Changes to Allure Products in response to Customer requests shall not change the ownership of said product. Customer owns all of its products (including, without limitation, all Intellectual Property rights associated therewith or incorporated therein) in existence as of the Effective Date, excluding the formulas listed in Schedule A, which are owned by Allure (as noted in Schedule A). Allure shall sell to Elevai any or all of such formulas (including any Intellectual Property rights therewith or incorporate therein) upon Elevai providing written request and tendering $25,000 per formula to Allure. Notwithstanding the foregoing, immediately upon Elevai purchasing at least

$1,000,000 of any product for which Allure owns the formula, Allure shall transfer and assign to Elevai all right, title and interest in and to such formula (including, without limitation, all Intellectual Property rights associated therewith or incorporated therein) without any further consideration. For purposes of clarification, Elevai shall have the unrestricted right to commercialize all formulas that it acquires from Allure.

Allure shall not, directly or indirectly through any third party, manufacture, market, sell or distribute any product for which (i) the formula was developed for Elevai or developed in connection with this Agreement or (ii) Elevai owns the formula. Further, Allure shall maintain all formulas free and clear of all lien, encumbrances, mortgages, charges and other security interests.

1.4.3.
Formula(s) Owned by Customer. Customer shall own any formula that it provides to Allure for manufacture (“Customer Product”). Changes to a Customer Product by Allure shall not change the ownership of said product provided, however, that if major changes to the Customer’s formula are required, then Customer shall be required to pay Allure a commercially reasonable fee not to exceed $25,000. Allure shall, in its reasonable discretion, make the final decision as to whether its changes constitute minor or major changes pursuant to this provision.
2.
PRE-PRODUCTION
2.1.
Required Testing. Customer understands and agrees that before any Products may be manufactured, appropriate stability testing and preservative efficacy testing are required. Allure will perform such testing for the Products at its standard charges, which shall be pre-paid by Customer. Any changes to the existing formula may require new testing.
2.2.
Required Product Safety Testing. Customer understands and agrees that before any Products may be manufactured, Customer shall obtain product safety testing as set forth in Section A-2 and provide Allure with copies thereof.
2.3.
Product Approval. Customer shall approve in writing each Product for production before Allure will commence manufacture of the Product.
2.4.
Additional Services. If Customer requests review and compliance with specific requirements that are beyond the scope of Allure’s standard services, such as compliance with the European Union Cosmetic Regulations or vendor requirements, such services will be provided by Allure only upon further written agreement of the Parties and are subject to Allure’s standard hourly in Schedule D herein.
2.5.
Samples. Any requests for Product samples for additional testing and/or marketing after initial amount of samples have been sent will be charged a $200 setup fee per Product plus per unit sample cost.
3.
MANUFACTURING
3.1.
Manufacture of Products. During the Term, as hereinafter defined, and subject to the terms and conditions of this Agreement, Allure agrees to manufacture and sell to Customer those Products set forth on Schedule A which Customer may, from time to time, order from Allure by an order document consistent with Allure’s prices to Customer. Such order will be binding upon Allure only upon Allure’s acceptance by written confirmation. Any terms or conditions in an order document additional to or inconsistent with or in conflict with this Agreement are expressly rejected and not accepted by Allure. The Parties hereby agree that the list of Products on Schedule A may be amended, from time to time, to add Products upon mutual agreement of the Parties.
3.2.
Primary Manufacturer. During the Term, Allure shall be Customer’s primary manufacturer of the Customer Products set forth in Schedule A, as may be amended from time-to-time to add any New Customer Products. At all times, Customer shall ensure that Allure will be awarded a significant majority of Customer’s total formulation and use commercially reasonable efforts to ensure that Customer’s contract manufacturing vendor spend with secondary or other manufacturer’s share of spend never exceeds twenty percent (20%) of total spend, as measured in any rolling twelve (12) month period. In the event of a purchase of one or more product formulas as per Section A 4 a), Allure will continue to be the primary manufacturer for said formulas for the term of this Agreement. Customer’s obligations pursuant to this Section C-2 are expressly contingent upon Allure’s pricing and delivery/lead times remaining consistent with pricing and delivery/lead times available to Customer in the marketplace.
3.3.
Product Specification Changes. Allure shall not make major unilateral changes to a Product formula without prior written approval of Customer.
3.4.
Product Pricing. Prices for the Products as of the date hereof shall be determined as set forth on Schedule B or as otherwise agreed in writing between the Parties from time to time. Allure reserves the right to increase prices for Products, upon ninety (90) days’ written notice to Customer.
3.5.
Set Up Fee. A $1,500 per-Product set up fee will be charged for any order of a Product below 2,500 pieces.
3.6.
Special-Order Raw Materials. Allure will advise Customer if Products require raw materials that Allure does not normally stock in the course of its manufacturing. In the event raw materials must be specially ordered by Allure on Customer’s behalf, Customer is responsible for providing a written purchase order for the raw material(s) and pre-paying for the raw material(s). As the specially-ordered raw material is used in production of Products, Customer will receive a credit against Product purchases for the amount of the raw material used. Customer understands and agrees that because raw materials have a specified shelf life or expiration, if specially ordered raw material becomes unsuitable for use before it can be fully used in the production of Products, then Allure will either return the raw material to Customer or dispose of the raw material, in each case, at Customer’s expense, unless Allure is able to use the raw materials for another customer and elects to retain the raw material upon notice to Customer. Allure shall provide reasonable notice of upcoming expiration dates to Customer.
3.7.
Company and Product Registration. Customer is solely responsible for registering with any applicable federal or state agencies, if applicable, and for the registration or approval of any Products that are required to be registered or approved to comply with any local, state, provincial, foreign or federal laws and related regulations including but not limited to the U.S. Food and Drug Administration (the “FDA”). If Customer desires the service of Allure to register its company or such Products with the relevant governmental agencies, Allure may provide such services at Allure’s standard charges, payable in advance by Customer. Allure’s standard charges are included in Schedule D.
3.8.
Packaging Equipment. Within six (6) months from the Effective Date, Allure shall purchase, test and make operational the cellophane wrapping equipment as reasonably required by Customer in connection with the manufacture of Company’s Products, in an amount not to exceed $40,000, subject to availability and vendor lead times. At the appropriate time, Allure and Elevai will have a good faith discussion should the amount of such purchase exceed $40,000. If Allure is unable to purchase, test and make operational the cellophane wrapping equipment referenced above within the six (6) month period referenced above, then Elevai’s obligation to comply with Section C(2) shall be suspended until such time that the applicable equipment has been purchased, tested and operational.
4.
TERMS OF SALE AND PAYMENT
4.1.
Accepted Payment Forms. Customer shall pay for all orders in U.S. Dollars. Customer shall make payment for all orders by credit card, company check or wire transfer. If a credit card payment is made to pay for Products or services, a three percent (3%) fee will be added to the total cost of the order. If company check is issued to pay for Products or services, the check must clear before Allure will provide Products or services. Customer is responsible for any fees incurred by Allure related to returned checks.
4.2.
Payment for Testing, Additional Services, Samples and Registration. Customer shall pre-pay all charges related to Product testing, additional services, Product samples and Product registration.
4.3.
Payment for Products. Customer shall pre-pay for all orders of Product as follows: Fifty percent (50%) at the time of Allure’s acceptance of the purchase order, and fifty percent (50%) prior to Allure’s delivery of the order. Unless otherwise agreed in writing, if any invoice remains unpaid after thirty (30) days, Allure may elect to immediately terminate this Agreement.
4.4.
Shipment. Products shall be shipped F.O.B. from the place of manufacture by Allure using such carrier or carriers as Customer may select. Title to the Products and risk of loss will pass to Customer at the shipping point.

5) Taxes. Customer shall be responsible for and shall pay any applicable, separately- itemized sales, use, excise or similar taxes, including value added taxes and customs duties due on the importation of Products and arising from Product purchases made by Customer under the Agreement. All such taxes shall be determined based upon the final shipment designation of the items identified on the invoice.

6) Delivery Times. All Products ordered by Customer pursuant to accepted purchase orders will be scheduled for delivery in accordance with Allure’s then current and normal delivery times. Allure agrees to promptly notify Customer of any delays. Allure shall have no liability for any delay caused by any event listed in Section N- 6 of this Agreement or any delays caused by a failure of a supplier to timely deliver to Allure any deliverable that is necessary for the manufacturing of the relevant Product. In the event of delay, the Parties will mutually agree on a commercially reasonable shipment date provided that if the Parties cannot agree on a commercially reasonable shipment date, then Allure reserves the right to reject all or part of the affected purchase order.

E) INSPECTION, ACCEPTANCE AND REJECTION

1) Defective Products. Allure does not accept, and will not be required to accept, return of Products except as provided in this Section for Products that were defective within sixty (60) days of being made available to Customer (“Defective Products”). For purposes of this Agreement, Defective Products means only the following: (a) Products that do not meet documented Product specifications agreed upon by the Parties for any particular Product (“Product Specifications”) including, without limitation, Products which do not contain the correct quantities of ingredients, (b) Products that are mislabeled or contain peeling, visibly crooked or unreadable labels, and (c) Products that are leaking. All such returns must be pre- authorized and accompanied by a Return Authorization Number issued by Allure. Allure shall accept returns of Defective Products, provided Customer gives Allure notice in writing of such defect within sixty (60) days following the date of delivery of the Products by Allure to the facility Customer specifies with respect to any defect apparent on the surface or with respect to any latent or hidden defect. Customer is obligated to examine any shipment upon receipt and report any Defective Products to Allure immediately. Unless otherwise required by law, no claim, on any basis, will be accepted after sixty (60) days from delivery to the facility specified by Customer, regardless of when the alleged defect was discovered including, but not limited to, any claim based upon the alleged gross negligence of Allure. ALLURE SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF

PROFITS, REVENUES, OR CONTRACTS. Allure shall in no event be responsible for any defect, damage or deficiency caused by any third party who may have altered the Products after Allure delivered the Products to the facility specified by Customer. Notwithstanding anything to the contrary in the foregoing, the sixty (60)

day limitation specified herein shall not be applicable to any recall as provided in the Quality Agreement.

4.5.
Remedy for Defective Products. For any Products that either Party finds in its reasonable determination to be defective, Allure shall (at Customer’s sole discretion) refund Customer for all such defective Products or grant Customer a credit against future purchases of Product or replacing Products. Allure may require Customer to return or destroy Defective Products at Allure’s sole cost and expense.
4.6.
No Returns Without Authorization. ANY RETURNS WITHOUT PRIOR WRITTEN AUTHORIZATION BY ALLURE ARE NOT SUBJECT TO CREDIT OF

ANY KIND. In the event Customer returns Products to Allure, including Defective Products, without prior written authorization, Allure may in its discretion destroy the Products and not return them to Customer or issue any credit or make any payment to Customer for such goods, or Allure may refuse the Products.

4.7.
Shortages. Customer shall notify Allure of any shortage of Products no later than ten (10) days of delivery by Allure. Upon a showing of proof to the reasonable satisfaction of Allure, Allure may in its discretion either provide a credit toward a future purchase of Products or complete the order by delivery of additional Products.
5.
REGULATORY COMPLIANCE
5.1.
Regulatory Approvals. Customer shall be solely responsible for submitting and obtaining any regulatory or other legal approvals, certifications, registrations, or other authorizations necessary to market the Products. Customer should make a good faith effort to notify Allure of regulatory changes, guidance or ingredient- relevant findings with respect to the sale of the Products by all relevant domestic and international regulatory bodies.
5.2.
Compliance with Good Manufacturing Practices. Allure shall conduct all manufacturing operations under the Agreement in compliance with Good Manufacturing Practices set forth by the FDA in 21 C.F.R. Parts 210 and 211 and other comparable and applicable laws, regulations, and standards. Allure further warrants that it is a business entity in good standing and is licensed to do business by the appropriate government agency. Customer’s quality unit shall remain responsible for approving or rejecting Products, including final release.
5.3.
Quality Agreement. The Parties’ rights and responsibilities with respect to FDA regulatory and quality compliance are set forth in that certain Quality Agreement by and between Allure and Customer attached hereto as Exhibit E (the “Quality Agreement”). All Parties agree to abide by the terms of the Quality Agreement.
6.
REPRESENTATIONS AND WARRANTIES

1) Allure Warranties. Allure represents and warrants that the Products subject to this Agreement including, without limitation, all products replacing any Defective Products, are free of material defects in workmanship, materials and ingredients under normal use. Allure warrants that such Products are in compliance with the Product Specifications provided with respect to such Products and are manufactured in compliance with the Quality Agreement. Allure makes no warranty concerning any product performance or characteristics, or that any product conforms to promises or affirmations of fact made by Customer on the container or label, if any. ALLURE MAKES NO WARRANTY, EXPRESS OR IMPLIED, THAT THE PRODUCT(S) ARE SUITABLE FOR ANY PARTICULAR PURPOSE OR ARE FIT FOR ANY PARTICULAR USE. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE DESCRIPTION ON THE FACE OF THIS AGREEMENT, AND EXCEPT AS EXPRESSLY SET FORTH ABOVE, ALLURE HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

2) Customer Warranties. Customer represents and warrants that all specifications supplied by Customer, all materials supplied by Customer, all labeling copy, and all artwork approved, designated, or supplied by Customer shall be in compliance with all applicable laws and governmental regulations, shall be of good quality in composition, material and workmanship, shall be suitable for their stated intended purpose, shall be non-infringing, and that no prohibited substance, material, paint or dye will be used in or on any of the foregoing. Customer further warrants that it has completed all Product safety testing required by this Agreement or recommended by Allure. Customer further warrants that all Products delivered to it under this Agreement shall be maintained at conditions appropriate for the Product and shall instruct its customers, distributors, wholesalers and resellers of such requirement. Customer further warrants that it is a business entity in good standing and is licensed to do business by the appropriate government agency.

3) Additional Customer Warranties for Professional Products. If Customer orders professional Products from Allure, or Products that Allure informs Customer in writing are for professional use, Customer represents and warrants that it is and shall at all times during this Agreement be licensed by the appropriate governmental or private agency to perform professional skincare services as part of its business operation. Customer acknowledges and agrees that all professional Products must be administered by a licensed professional who has obtained professional training that would qualify him or her to perform advanced professional treatments and that the licensed professional is required to follow all appropriate protocols and precautions. Allure assumes no responsibility and shall not be liable for any adverse outcomes that may arise from the use or performance of professional Products by Customer or any of its customers, distributors, wholesalers and resellers using such Products.

H) PRODUCT LIABILITY

1) Allure Obligations. Except to the extent the product liability or strict liability claims is based on a defect caused by Customer, or any of its distributors, resellers or agents’ storage or handling of the Products: (a) for Allure Products, Allure shall be responsible for and indemnify and defend Customer against any claim of product liability with regard to such Products; and (b) for New Joint Products, Allure shall be responsible for and indemnify and defend Customer against any claim of product liability with regard to such Products until the completion of the transfer of formula ownership, provided however Customer has performed all of the required product safety testing on the Products and provided Allure with copies of the test results. Allure’s obligation to indemnify and defend Customer does not operate in any way to release any claim Allure may have against third-party ingredient suppliers.

2) Customer Obligations. Except to the extent the product liability or strict liability claims is based on a defect caused by Allure’s intentional or material failure to adhere to Product specifications: (a) Customer shall be responsible for and indemnify and defend Allure against any claim of product liability with regard to Customer Products. Customer’s obligation to indemnify and defend Allure does not operate in any way to release any claim Customer may have against third-party ingredient suppliers.

I) CONFIDENTIAL INFORMATION

1) Confidential Information. As used in this Agreement, “Confidential Information” shall mean confidential, proprietary, private, non-public information including, without limitation, the possible arrangement forming the basis for this Agreement, financial or business information, business strategies, business plans, pricing, forecasts, manufacturing information, trade secrets, formulae, methodologies, specifications, processes, procedures, protocols, techniques, inventions, know- how, products, product offerings, technical information, ideas, designs, data, concepts, drawings, artwork, photographs, materials, diagrams, models, prototypes, tooling, developmental materials, discoveries, research, studies, technical expertise, customer lists, vendor lists, works of authorship and other nonpublic materials, whether disclosed prior to or after the Effective Date, that the disclosing Party discloses to the receiving Party or that is otherwise learned by the receiving Party in the course of its discussions or dealings with the disclosing Party.

2) Designation of Confidential Information. Information that qualifies as Confidential Information will be deemed “Confidential Information” to the extent that: (a) such information is reduced to a writing which is provided to Receiving Party within a reasonable amount of time after initial disclosure and is marked “Confidential” or with a similar designation; (b) such information is identified as confidential at the time of disclosure; or (c) such information would generally be understood by a reasonable person to be confidential, based on the nature of the information or manner and circumstances in which it is disclosed.

3) Limits on Confidential Information. “Confidential Information” will not include information: (a) that becomes generally available to the public other than by reason of disclosure by the other Party; (b) which was known to the other Party prior to its being provided to the other Party; or (c) that becomes available to the other Party from a source other than the Party which owns the information, and the other Party has no reasonable grounds to believe that such source is bound by a confidentiality agreement with the Party owning the information or that such source is under a duty to keep the information confidential.

4) Confidential Information of Allure. Customer hereby agrees that Allure’s Confidential Information shall expressly include, but is not limited to, formulas, processes, methods, methodologies, formula specifications, know-how, and technical, manufacturing, financial or marketing information relating to the Allure Products or New Joint Products.

5) Confidential Information of Customer. Allure hereby agrees that Customer’s Confidential Information shall expressly include, but is not limited to, formulas, processes, methods, methodologies, formula specifications, know-how, and technical, manufacturing, financial or marketing information relating to the Customer Products or New Joint Products.

J) INTELLECTUAL PROPERTY RIGHTS

1) Intellectual Property Defined. “Intellectual Property” or “IP” means and includes, but is not limited to: worldwide rights to any and all ideas, processes, compositions, designs, trademarks, trade dress, trade names, copyrights, patents, inventions, discoveries, works of authorship, domain names, web and social media sites, and improvements, developments or derivative works thereof arising from, connected to or embodying each Party’s Confidential Information as defined in Section H of this Agreement, or New Works or Products created prior to, during or after the Term of this Agreement whether or not reduced to use, publication, or practice and including all applications for registrations or recordations of patents, copyrights or trademarks therefrom in any format or media.

2) IP License. Subject to the terms and conditions of this Agreement, each Party grants to the other Party a non-transferable, non-exclusive and personal license to use the Party’s IP for the purpose of this Agreement. However, Customer may not:

(a) modify, adapt, decompile, disassemble, or reverse engineer the Products or IP licensed hereunder by Allure; (b) create derivative works based on the Products or IP licensed hereunder by Allure; (c) make unauthorized copies of the Products or IP licensed hereunder by Allure; or (d) allow any unauthorized third party to use or have access to the Products or IP licensed hereunder by Allure, except (in each case) to the extent Customer owns the formula with respect to such Products as set forth in Section 4 hereof.

7.
BUSINESS DEVELOPMENT
7.1.
As part of this Agreement, and per Customer’s request, Allure shall, and shall request its affiliates to, provide Customer with introduction opportunities to potential business partners.
8.
SUPPLY OF EXOSOME INGREDIENTS AND CUSTOMER CHANNEL RESTRICTION
8.1.
Elevai agrees to continue developing formulations with Allure and will become Allure’s primary regenerative bio lab partner and agrees to supply excess exosomes to Allure at prices to be negotiated at time of purchase. Nothing contained herein shall restrict Allure from purchasing exosomes from suppliers other than Elevai. Allure acknowledges and agrees that all exosomes supplied by Elevai are for topical use only. In no event shall (a) any exosomes supplied by Elevai be used by Allure in any injectable product or (b) Allure resell, transfer or distribute any raw exosomes purchased from Elevai to any person or entity.
8.2.
The terms of sale and payment provisions set forth in Section D shall generally apply to the supply of exosomes to Allure. The initial pricing of the exosomes shall be negotiated by Elevai and Allure, in good faith, at the time of purchase. Promptly following the Effective Date, the Parties shall agree on an addendum to this Agreement to include a mutually acceptable (a) rolling twelve (12) month non- binding forecast, which Allure shall update not later than the tenth (10) business day of each month, (b) expected timing of submission of binding purchase orders (Elevai requires at least twelve (12) weeks lead time for orders of exosomes), and

(c) minimum order size and the applicable upcharge for smaller order sizes. Acceptance of orders is subject to Elevai having sufficient excess capacity, as determined by Elevai in its sole discretion (not expected to be prior to July 2024). Allure shall be solely responsible for all legal and regulatory matters directly or indirectly arising out of its use of any exosomes supplied by Elevai.

8.3.
Except as specifically provided in Section L(4), Allure shall indemnify, defend and hold Customer harmless through counsel of its choice in connection with any damages or losses actually incurred by Customer in respect of claims, suits, actions, demands or judgments arising out of: (a) any use of any exosomes by Allure supplied by Customer including, without limitation, any failure of any Allure product or third party product manufactured by Allure to comply with any applicable laws or regulations; (b) product liability or strict liability claims based on a defect in such exosomes to the extent caused by Allure, or any of its distributors, resellers or agents; (c) any negligence or willful misconduct on the part of Allure or any of its employees, agents, distributors or resellers in connection with the use or sale of exosomes supplied by Customer; (d) any statements, claims or representations about any exosome-containing product or its features, or warranties about any such product, made by Allure or any of its agents, distributors or resellers in connection with its or any of their marketing, advertising or sale of such products;

(e) any use by Allure of any exosomes supplied by Elevai in any injectable product;

and (f) the misappropriation, infringement, or violation of, or conflict with, any third- party intellectual property or proprietary rights resulting from Allure’s use of such exosomes including in combination with any other materials or products.

8.4.
In connection with the supply of exosomes by Elevai to Allure, Elevai represents and warrants that such exosomes shall be (i) free of material defects and of a sufficient quality for their intended use and (ii) supplied in connection with all applicable laws and regulations. In the event that any exosomes supplied by Elevai to Allure hereunder are defective or otherwise not of sufficient quality as determined by microbial testing indicating the presence of microbial contamination (bacteria or fungus found to be growing in the product supplied by Elevai to Allure) or as reasonably determined by Elevai following complaint from Allure, then Allure, at its option, may require Elevai to (i) refund the full amount paid for such exosomes or (ii) provide replacement exosomes at Elevai’s cost, and (iii) Elevai shall retrieve said exosomes for further testing or destruction, at Elevai’s cost. Except as specifically provided in Section L(3), Elevai shall indemnify, defend and hold Allure harmless in connection with any damages or losses actually incurred by Allure in respect of claims, suits, actions, demands or judgments arising out of: (a) any supply of any exosomes by Elevai that does not comply with any applicable laws or regulations; (b) product liability or strict liability claims based on a defect in such exosomes solely to the extent caused by Elevai, or any of its distributors, resellers or agents; and (c) any negligence or willful misconduct on the part of Elevai or its employees or agents in connection with the sale of exosomes hereunder. For purposes of clarification, in no event shall Elevai have any liability or responsibility for any use of any exosomes in any injectable product.

For Existing Allure Customers

•
Allure can formulate and manufacture products containing Elevai exosomes for all existing customers of Allure as of the Effective Date. These existing customers will not be subject to any sales channel restrictions.
o
Allure agrees that all product / ingredient labeling will exclude any reference to Customer, any Customer brand or trademark (including, without limitation, Elevai), Dr. Jordan Plews, Jordan, and/or Plews.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate any product which contains any ingredients sourced from Customer which results in such product containing 75% or more of the same ingredients as set forth in any Customer Product.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate, manufacture, sell or distribute any product which contains more than a certain percentage of exosomes or any other ingredient sourced from Customer, to be negotiated in advance, between Customer and Allure, in good faith on an Allure (non-Elevai) customer by customer basis.
o
Allure shall not formulate, manufacture, sell or distribute any exosomes from Elevai or any product containing exosomes from Elevai or any other product which is based upon any IP of Customer to any of the following entities of any of their respective affiliates or subsidiaries: AnteAge Skincare, Benev, DermaPenWorld, DP Derm, EquipMed, ExoCoBio, Juvenae, KeraCell, Kimera, LifeLine, Ontogeny C, Xytogen Biotech, FactorFive Skincare, or any entity owned or partially owned, controlled or managed by John Aylworth.
o
In no event shall Allure formulate, manufacture, sell or distribute any product containing exosomes from Elevai for injectable use.
o
Upon Customer (Elevai) request and under NDA, Customer may audit the formulas used in the products of Allure’s other customers.

For New Allure Customers

•
For any new customers that Allure brings on following the Effective Date, the same terms as the above apply, except that all such customers will be subject to the channel restriction, i.e., Allure shall not formulate, manufacture, sell or distribute any product to or on behalf of such customer using Customer exosomes if it knows any such product will be sold to physicians, physician-owned aesthetics clinics or otherwise into the physician-dispensed market. Allure shall use all commercially reasonable efforts to ensure that its customers do not, directly or indirectly, market, sell or distribute any such products to physicians, physician-owned aesthetics clinics or otherwise into the physician-dispensed market. Upon the written request of Customer, Allure shall promptly discontinue marketing, selling and distributing products containing Customer exosomes to any customer which Customer reasonably believes is, directly or indirectly, marketing, selling or distributing any such products to physicians, physician-owned aesthetics clinics or otherwise into the physician-dispensed market.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate any product which contains any ingredients sourced from Customer which results in such product containing 75% or more of the same ingredients as set forth in any Customer Product.
o
Except for Customer pursuant to this Agreement, Allure shall not formulate, manufacture, sell or distribute any product which contains more than a certain percentage of exosomes or any other ingredient sourced from Customer, to be negotiated in advance, between Customer and Allure, in good faith on an Allure (non-Elevai) customer by customer basis.
o
In no event shall Allure formulate, manufacture, sell or distribute any product containing exosomes for injectable use.
9.
INSURANCE
9.1.
Allure Insurance. Allure shall maintain, at its own expense both during the Term of this Agreement and for a period of not less than one (1) year after the termination or expiration of this Agreement, commercial general liability insurance of not less than one million dollars ($1,000,000) each occurrence and two million dollars ($2,000,000) aggregate liability limits.
9.2.
Customer Insurance. Customer shall maintain, at its own expense both during the Term of this Agreement and for a period of not less than one (1) year after the termination or expiration of this Agreement, commercial general liability insurance of not less than one million dollars ($1,000,000) each occurrence and two million dollars ($2,000,000) aggregate liability limits. Customer shall also maintain adequate insurance coverage to cover its inventory of the Products against fire, flood, theft or robbery and any other event it may deem necessary.

10.
INDEMNIFICATION
10.1.
Indemnification by Allure. Allure shall indemnify, defend and hold Customer harmless through counsel of its choice in connection with any claims, suits, actions, demands or judgments arising out of: (a) any failure of any

Product supplied by Allure hereunder to conform to its applicable Product Specifications;

(b) any willful misconduct on the part of Allure or its employees or agents; and (c) any claim that Allure’s manufacturing processes misappropriate, infringe, or violate, or conflict with, any third-party intellectual property or proprietary rights. Allure shall have no responsibility for or any obligation to indemnify or hold Customer harmless for any product statements, claims, representations or warranties made by Customer in connection with its marketing, advertising or sale of the products.

10.2.
Indemnification by Customer. Customer shall indemnify, defend and hold Allure harmless through counsel of its choice in connection with any claims, suits, actions, demands or judgments arising out of: (a) any breach of Customer’s representations, warranties, or obligations set forth in this Agreement; (b) product liability or strict liability claims based on a defect caused by Customer, or any of its distributors, resellers or agents; (c) any negligence or willful misconduct on the part of Customer or its employees or agents; (d) any statements, claims or representations about the Product or its features, or warranties about the Product, made by Customer in connection with its marketing, advertising or sale of the Products; and (e) the misappropriation, infringement, or violation of, or conflict with, any third-party intellectual property or proprietary rights resulting from Allure’s use of Customer’s Product formulas, expect to the extent that any such formula was originally created or developed by Allure and, thereafter, transferred to Customer as provided in Section A(4)(c).
11.
TERM AND TERMINATION
11.1.
Term. Unless terminated earlier pursuant to the terms of this Agreement, this Agreement shall be effective for a period of three (3) years from the Effective Date and shall automatically be renewed in one (1) year periods thereafter unless either party provides written notice to the other party at least ninety (90) days’ prior to the expiration of the then-current term or earlier terminated as provided for herein.
11.2.
Notice and Cure. In the event a Party breaches or otherwise fails to perform any part of this Agreement, or any representation or warranty proves to be false, then the Party hereto not in breach may notify the Party in breach and demand that such breach or such failure to perform be cured within thirty (30) days following notification. If the Party in breach fails to timely cure the breach, the other Party may, in its sole discretion, immediately terminate this Agreement by giving the Party in breach written notice of termination.
11.3.
Termination for Cause. Each Party shall have the right to terminate this Agreement after ninety (90) business days with cause upon written notice to the other Party hereto in the event that the other Party shall: (a) commit a material or persistent breach of any of its obligations which is incapable of remedy; (b) file, or have filed against it (which filing is not dismissed within sixty (60) days), a petition to declare it insolvent or bankrupt; (c) make an assignment for the benefit of its creditors; (d) have all or any substantial portion of its capital stock or assets expropriated by any government; or (e) be dissolved or liquidated.
11.4.
Effect of Termination. Termination of this Agreement shall not release either Party to this Agreement from any liability which at the time of termination is already accrued to the other Party or which thereafter may accrue with respect to any act or omission arising either prior to such termination or after such termination when there is a continuing obligation. Upon termination of this Agreement for any reason, Customer shall pay Allure for any finished Product inventory, work in progress inventory, and unused raw materials, in each case in the possession of Allure at the time of termination.
11.5.
Return of Confidential Information. Upon the termination of this Agreement, each Party shall immediately return to the other Party any Confidential Information it received or certify in writing that such Confidential Information has been destroyed.
12.
GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.
13.
ARBITRATION. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be exclusively determined by arbitration in Alameda County, California before a single arbitrator. The arbitration shall be administered by JAMS in accordance with its Streamlined Arbitration Rules and Procedures then in effect, except that if one of the Parties to this Agreement is not a resident of the United States, the JAMS International Arbitration Rules then in effect shall apply instead and the arbitration will proceed in the English language. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties waive the right to proceed in any other jurisdiction or forum.
14.
LIMITATION OF LIABILITY

14.1.
DAMAGES WAIVER. THE PARTIES WILL NOT BE LIABLE TO EACH OTHER FOR ANY LOST PROFITS OR FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES SUFFERED BY EITHER OF THEM ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE PRODUCTS, FOR ANY CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT APPLY TO THIRD-PARTY CLAIMS SUBJECT TO INDEMNIFICATION HEREUNDER.
14.2.
DAMAGES CAP. IN NO EVENT WILL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR FOR ANY CLAIM OR CAUSES OF ACTION, INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY, EXCEED THE AMOUNT ACTUALLY PAID TO ALLURE OR DUE TO ALLURE FOR THE SERVICES OR PRODUCTS TO WHICH THE CLAIM RELATES. THE FOREGOING SHALL NOT LIMIT ALLURE’S ABILITY TO CLAIM AND RECOVER ANY AMOUNTS PAST DUE FOR PRODUCTS AND SERVICES SUPPLIED HEREUNDER. THIS PROVISION SHALL NOT APPLY TO ANY BREACH OF THE CONFIDENTIALITY PROVISIONS OF SECTION G OF THIS AGREEMENT.
14.3.
Essential Element. The Parties agree that the foregoing Damages Waiver and Damages Cap are an essential element of the bargain between the Parties and that in their absences the economic terms of this Agreement would be substantially different.
15.
MISCELLANEOUS
15.1.
No Agency. Under no circumstances shall Customer be considered by reason of this Agreement to be an agent of Allure. Nothing in this Agreement places the Parties in the relationship of employer-employee, principal-agent or joint venturers. Neither Party shall have any responsibility or liability of any kind to any subcontractors or third parties providing services to or for the benefit of the other Party. Neither Party will have, nor represent itself to have, any authority to bind the other Party or act on its behalf.
15.2.
Assignment. This Agreement shall not be assigned or delegated by Customer without the prior written consent of Allure; provided that such prior written consent shall not be required in connection with any merger or sale of all or substantially all of the assets of Customer. This Agreement shall be binding upon the successors and permitted assigns of the Parties hereto.
15.3.
Third Party Beneficiaries. Each Party agrees that, except for such parties and except as expressly provided herein, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this Agreement.
15.4.
Entire Agreement. This Agreement and its schedules constitute the entire agreement between the Parties concerning the subject matter hereof, superseding replacing any and all prior and contemporaneous agreements, understandings, offers and communications, whether written, oral, or otherwise between the Parties. For purposes of clarification, this Agreement amends and supersedes that certain Research & Development and Manufacturing Agreement, dated February 3, 2023, between the Parties in its entirety. Unless otherwise specified herein, this Agreement shall not be modified except by mutual written agreement signed by the authorized representatives of Allure and Customer.
15.5.
Interpretation. Headings used in this Agreement are provided for convenience only and shall not in any way affect the meaning or interpretation hereof. In the event that the interpretation of this Agreement or any part thereof is at issue, it is understood and agreed that both Allure and Customer are deemed to have jointly drafted this Agreement and such ambiguity shall not be resolved by construing but rather by construing the terms of this Agreement fairly and reasonably in accordance with the purpose of this Agreement.
15.6.
Compliance with Laws; Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. If a court of competent jurisdiction holds that there is a conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.
15.7.
Waiver. A waiver of a breach or default or a failure to enforce compliance with an Agreement term shall not be a waiver of any other breach or default, nor constitute waiver of any right under any such term or condition, unless accompanied by a clear written statement that such breach, default, term or condition is waived.

15.8.
Force Majeure. Neither Party will be responsible for any failure to perform any duty or obligation that either may have under this Agreement where due to causes beyond its reasonable control (each a “Force Majeure”), including, acts of God, riots, embargoes, terrorist acts, acts of civil or military authorities, war, disruptions in the flow of data to or from networks, denial of or delays in processing of export license applications, accidents, strikes, fuel crises or power outages, epidemics and pandemics, supply chain disruptions, or any other cause outside the reasonable control of the Party that had the duty to perform.
15.9.
Survival of Terms. Those terms of this Agreement relating to licensing, infringement liability, confidentiality, and express warranties, as well as those representations, warranties, terms and covenants in this Agreement which by their nature or context should survive any termination, shall survive any termination of this Agreement.
15.10.
Notices. Any notice or communication required by the terms of this Agreement shall be reduced to writing and may be served personally or by overnight mail, email or facsimile and deemed effective upon receipt provided a copy thereof is sent by Certified Mail, Return Receipt Requested or receipted courier service. All notices shall be sent to the Parties at the address first written above to the attention of the individuals who have signed this Agreement, or to such other address as such Party shall have notified the other in writing.

15.11.
Counterparts. This Agreement may be executed in any number of multiple counterparts (and may be delivered by email, pdf or facsimile), each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all Parties hereto.

[Signatures to Follow]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

ALLURE LABS, LLC

By: Name: Sam Dhatt

Title: Chief Executive Officer

ELEVAI LABS, INC.

By: Name: Jordan R. Plews

Title: Chief Executive Officer